Exhibit 99.1

POORE BROTHERS, INC. ANNOUNCES

CHANGE TO ITS BOARD OF DIRECTORS

July 8, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced that Robert C. Pearson resigned as director on June 15, 2004.  Eric J. Kufel, who was recently designated Chairman of the Company’s Board of Directors, expressed the Board’s appreciation for Mr. Pearson’s service to the Company over the last 8 years.  The independent members of the Company’s Board of Directors intend to fill the vacancy expeditiously.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.